EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact: Dianne M. Grenz
Executive Vice President
Director of Sales, Shareholder
& Public Relations
973-305-4005

VALLEY NATIONAL BANCORP ANNOUNCES SALE OF BRANCH FOR NET GAIN OF $17.8 MILLION AND PREPAYMENT OF BORROWINGS

Wayne, NJ - Monday, December 29, 2014 --- Valley National Bancorp (NYSE:VLY)(“Valley”), the holding company for Valley National Bank, announced today that in connection with its on-going efforts to right-size a number of its branches, it intends to relocate Valley National Bank’s branch located at 62nd West 47th Street in Manhattan to a location directly across the street. Associated with this planned relocation in 2015, Valley National Bank sold the existing branch for a pre-tax gain of approximately $17.8 million to be recognized in the fourth quarter of 2014. A large portion of the net proceeds of this gain will be used to absorb costs in connection with the 2014 prepayment of some of our higher cost long-term borrowings with original contractual maturity dates in late 2015.

Valley continues to review opportunities to right-size other branches within its network, although gains of this nature may not result in the future.

About Valley

Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with over $18 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 224 branch locations serving 24 counties throughout northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and southeast and central Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic

1455 Valley Road, Wayne, NJ 07470 phone: 973-305-3380 fax: 973-696-2044     www.valleynationalbank.com

expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties and Valley’s actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to our ability to continue its strategy of right sizing its branches, market conditions on the New York/New Jersey real estate market, our ability to refinance high cost borrowings, and those risk factors disclosed in Valley’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.